                                                                    EXHIBIT 10.3

                           Hvide Marine Incorporated
         2200 Eller Drive P.O. Box 13038 Fort Lauderdale, Florida 33316



Donald L. Caldera                             Phone: (303) 523-2200
Executive Vice President Development          Telefax: (303) 527-1772
                                              Direct Line:
                                              524-4200  EXT. 400

July 23, 1996



Board of Directors
Seal Fleet, Inc.
P.O. Box 1168
Galveston, TX 77553

Ladies and Gentlemen:

     We understand that the Board of Directors of Seal Fleet, Inc. (the "Company") is considering authorizing the Company to waive that portion of the condition set forth in paragraph 11(b) of the Asset Purchase Agreement between Hvide Marine Incorporated ("Hvide Marine"), the Company and certain of its affiliates, and Thomas M. Ferguson entered into as of March 29, 1996 (the "Agreement") that requires the exclusion of those shares of Class A Common Stock owned by Three R Trusts in determining whether the transactions contemplated by the Agreement have been approved by a majority of the outstanding shares of the Company's Class A Common Stock (the "Three R Trusts Exclusion").

     In reaching a decision regarding the waiver, we understand that the Board will consider that the Agreement has been amended, subject to the approval of the Board, to increase the total consideration to the Company by $3.775 million by (1) increasing the purchase price of the vessels being sold to Hvide Marine from $2.1 million per vessel to $3.2 million per vessel, with the additional proceeds applied to the debt reduction described in the Company's proxy statement related to the meeting of stockholders scheduled for July 17, 1996 (the "Proxy Statement"), and (2) funding of $475,000 by Hvide Marine to be utilized by the Company to assist in downsizing its operations, as appropriate, and in mitigating any dislocation associated with such downsizing. We understand further that the Board will also consider, in light of the fact that the Proxy Statement disclosed that the Company reserved the right to amend the Agreement before or after approval of the transaction by stockholders and the fact that the transaction contemplated by the amended Agreement would result in terms more favorable to the Company and its stockholders than those contemplated by the transaction described in the Proxy Statement, whether the Company should resolicit proxies from stockholders by an amended proxy statement prior to consummation of the transaction contemplated by the amended Agreement.

     In consideration of (i) the Company's adjournment of the 1996 Annual Meeting of Stockholders ("Meeting") scheduled for July 17, 1996 and (ii) the Board of Directors' consideration of whether or not to waive the Three R Trusts Exclusion, Hvide Marine agrees to indemnify, defend, and hold Seal Fleet, Inc. and each of its Directors and officers who is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, whether criminal, civil, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action suit or proceeding, harmless of and from any and all claims, actions, demands, losses, costs,
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Seal Fleet, Inc. Indemnification Letter
July 23, 1996
Page Two

liabilities, penalties, fines, damages and expenses (including, but not limited to, all court costs and expenses, and reasonable attorneys' fees, whether incurred in the defense of such claims, suits, actions and demands, or in enforcing this indemnification provision, whether or not a lawsuit is filed) (collectively "Costs") arising from or related to (a) the Board of Directors' consideration, reconsideration and determination whether or not to waive the Three R Trusts Exclusion, (b) any violation of (i) Section 14 of the Securities Exchange Act of 1934, (ii) the laws of the State of Nevada, or (iii) any other applicable federal or state laws, rules or regulations, by Hvide Marine or Thomas J. Ferguson or any of their respective employees, agents, or representatives in connection with or in any way related to (x) the solicitation of proxies for the Meeting and/or (y) the purchase by Hvide Marine, Thomas M. Ferguson or any of their respective affiliates, agents or representatives of Company shares; and (c) the Board of Directors' decision not to, and the Company's not undertaking to, resolicit proxies from the Company's stockholders by means of an amended proxy statement. Hvide Marine, at its option, will either assume the defense of any indemnified party at the commencement of any claim, suit, action or demand with counsel reasonably satisfactory to the indemnified party or reimburse the indemnified party for all Costs within ten (10) days of presentation of an invoice for Costs, and any indemnified party will have the right to invoice the Costs as incurred and need not wait until resolution of the claim, suit, action or demand.

     This agreement supersedes and replaces in its entirety that certain letter of indemnity dated July 18, 1996 from Hvide Marine to the Board of Directors of Seal Fleet, Inc.

                               Sincerely,


                               Hvide Marine Incorporated



                               By:  /s/ Donald L. Caldera
                                   ------------------------------
                                        Donald L. Caldera
                                        Executive Vice President